Exhibit 99.1

Rezolute Completes Enrollment of its Phase 2 Study in Diabetic Macular Edema (“DME”)

Plans to report topline data mid-second quarter 2024

Redwood City, Calif., December 13, 2023 -- Rezolute, Inc. (Nasdaq: RZLT), a clinical-stage biopharmaceutical company committed to developing novel, transformative therapies for serious metabolic and rare diseases, today announced the completion of enrollment in its RZ402 Phase 2 study in diabetic macular edema (“DME”). RZ402 is a selective and potent plasma kallikrein inhibitor (“PKI”) being developed as a potential oral therapy for the chronic treatment of DME.

The study is a multi-center, randomized, double-masked, placebo-controlled, parallel-arm study to evaluate the safety, efficacy, and pharmacokinetics of RZ402 administered as a once daily oral monotherapy over a 12-week treatment period and four-week follow-up in participants with DME who are naïve to, or have received limited anti-VEGF injections. Eligible participants were randomized equally to either a placebo control arm or one of three RZ402 active treatment arms at doses of 50, 200, and 400 mg.

This proof-of-concept study was designed to enroll up to 100 participants to evaluate activity and safety by individual dose level and in pooled fashion. In the fourth quarter 2023, based on considerable momentum, the Company elected to keep enrollment open into December to include as many eligible patients as possible. Screening is now complete, and final study enrollment is expected to be approximately 95 participants. Additionally, although each participant has an assigned study eye, it is expected that a meaningful number of non-study eyes will be eligible for evaluation. Since DME results from a systemic vascular complication associated with diabetes, it commonly affects both eyes. RZ402, as an orally available systemic therapy, has the potential to treat both eyes simultaneously. As a result of the extension of the enrollment period, the Company now plans to report topline results in the middle of the second quarter 2024, rather than the end of the first quarter 2024.

“The strong commitment from our participating clinical trial sites and equally strong conclusion of study enrollment are indicative of the high demand and unmet medical need for an oral therapy and new mechanistic target for the chronic treatment of DME,” remarked Dr. Brian Roberts, Chief Medical Officer of Rezolute. “We are incredibly excited and thankful for the level of the engagement that we have received from the retina community and wish to thank the study investigators, their study staff, and the patient participants who trailblaze new therapies. We very much look forward to reporting the results from this study in the coming months.”

The principal endpoints of the trial include (i) the change in central subfield thickness of the macula, as measured by Spectral Domain Ocular Coherence Tomography, (ii) the change in best-corrected visual acuity as measured by the early treatment diabetic retinopathy scale, (iii) the repeat dose pharmacokinetics of RZ402 in patients with DME, and (iv) the safety and tolerability of RZ402.

DME is a result of a systemic microvascular complication of diabetes, manifesting in the retinal blood vessels behind the eyes, and therefore commonly affects both eyes. With currently available intravitreal anti-VEGF therapies, two separate eye injections are required, or treatment of one eye or both eyes may be deferred, when both eyes are affected. Although a single study eye was identified for primary evaluation, Rezolute plans to take advantage of the binocular exposure that is achieved with its oral therapy and will also evaluate key endpoints in the non-study eye.

About RZ402

RZ402 is a selective and potent PKI being developed as a potential once-daily oral therapy for the chronic treatment of DME. By inhibiting the activation of kallikrein, RZ402 is designed to block bradykinin production and its resulting effects on vascular leakage and inflammation.

RZ402 has been shown to reduce and prevent retinal vascular leakage in animal models by up to 90%. Results from a Phase 1b multiple ascending dose (MAD) study showed that RZ402 was readily bioavailable with dose-dependent increases in systemic exposures. RZ402 concentrations substantially exceeded target efficacious concentrations based on a combination of in-vitro and in-vivo pharmacology studies in animals, supporting the potential as a once daily therapy for DME. RZ402 was generally safe and well-tolerated, including at higher doses than previously tested in the single ascending dose (SAD) study. There were no serious adverse events, adverse drug reactions, or identified risks.

About Rezolute, Inc.

Rezolute strives to disrupt current treatment paradigms by developing transformative therapies for devastating rare and chronic metabolic diseases. Its novel therapies hold the potential to both significantly improve outcomes and reduce the treatment burden for patients, treating physicians, and the healthcare system. Rezolute is steadfast in its mission to create profound, positive, and lasting impacts on patients’ lives. Patient, clinician, and advocate voices are integrated in the Company’s drug development process. Rezolute places an emphasis on understanding the patient’s lived experiences, enabling the Company to boldly address a range of severe conditions. For more information, visit www.rezolutebio.com.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Rezolute, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. These forward-looking statements include, but are not limited to and statements regarding PRIME designation and the designation’s meaning on the ability of RZ358 to become an effective treatment to congenital HI, the effectiveness or future effectiveness of RZ358 for the treatment of congenital HI, and statements regarding clinical trial timelines for RZ358. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Important factors that may cause such a difference include any other factors discussed in our filings with the SEC, including the Risk Factors contained in the Rezolute’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.

Investors:

Stephanie Carrington

ICR Westwicke

RezoluteIR@westwicke.com

(646)277-1282

Media:

media-relations@rezolutebio.com